SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                   FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: NOVEMBER 15, 1999

                         COMMISSION FILE NUMBER 0-28840


                                 IMRGLOBAL CORP.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         FLORIDA                                            59-2911475
-------------------------------              ----------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
              ----------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)

                                 (727) 467-8000
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
                          ------------------------------
                         (Former Name or Former Address,
                          if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

         During 1999, IMRglobal Corp. acquired Atechsys, S.A. ("Atechsys"), Fusion Systems Japan Co., Ltd. ("Fusion") and Orion Consulting, Inc. ("Orion") in transactions that were originally accounted for as pooling of interests in accordance with APB Opinion 16, "Business Combinations". In accordance with pooling of interests rules the consolidated financial statements for all prior periods had been restated to include the accounts of Atechsys, Fusion and Orion. Restated financial statements for the years ended December 31, 1996, 1997, and 1998 and for the six months ended June 30, 1998 and 1999 were included in a previous filing on Form 8-K dated August 26, 1999.

         On October 22, 1999, IMRglobal announced it will change its accounting treatment for the mergers with Fusion and Orion from the pooling of interests method to the purchase method of accounting. The change in accounting will be retroactive to the merger date of March 26, 1999 for Fusion and June 15, 1999 for Orion. The factors that led to the decision to change the accounting treatment included a determination that certain affiliate transactions may preclude the use of the pooling of interests accounting method and IMRglobal's Board of Directors' authorization for a stock buy back. In addition, IMRglobal agreed to restructure the Fusion merger from an all cash transaction to a combination of cash and stock.

         As a result of the above change in accounting treatment, IMRglobal Corp.'s consolidated financial statements for all prior periods have been restated to remove the accounts of Fusion and Orion. Restated financial statements for the years ended December 31, 1996, 1997 and 1998 are attached as exhibits to and incorporated in this form 8-K.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    IMRGLOBAL CORP.

Date    NOVEMBER 15, 1999           /s/ SATISH K. SANAN
                                    -------------------------------------
                                    Satish K. Sanan
                                    Chief Executive Officer



Date    NOVEMBER 15, 1999           /s/ ROBERT M. MOLSICK
                                    -------------------------------------
                                    Robert M. Molsick
                                    Chief Financial Officer

                                 IMRGLOBAL CORP.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                           PAGE
                                                                           ----
        Report of Ernst & Young, LLP Independent Auditors  ................. 2

        Report of PricewaterhouseCoopers LLP Independent
           Certified Public Accountants .................................... 3

        Consoldated Balance Sheets as of December 31, 1997 and 1998 ........ 4

        Consolidated Statements of Income for the Years Ended
           December 31 1996, 1997 and 1998 ................................. 5

        Consolidated Statements of Changes in Shareholders' Equity for the
           Years Ended December 31, 1996, 1997 and 1998 .................... 6

        Consolidated Statements of Cash Flows for the Years Ended
           December 31, 1996, 1997 and 1998 ................................ 7

        Notes to Consolidated Financial Statements ......................... 8

        Management's Discussions and Analysis of
          Financial Condition and Results of Operations .................... 40

        Selected Consolidated Financial Data ............................... 54

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
IMRglobal Corp.

We have audited the accompanying consolidated balance sheets of IMRglobal Corp. as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, as restated for the 1999 pooling of interests described in Note 2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of IMRglobal Corp. as of December 31, 1997 and for the two years then ended, prior to their restatements for the 1999 pooling of interests described in Note 2, which statements reflect total assets of $135.4 million as of December 31, 1997 and total revenues of $83.6 million and $27.9 million for the years ended December 31, 1997 and 1996, respectively. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for IMRglobal Corp. as of December 31, 1997 and for the two years then ended prior to the restatement for the 1999 pooling of interests described in Note 2, is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMRglobal Corp. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP
Tampa, Florida
August 20, 1999, except for Note 23,
   as to which the date is October 25, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
  Shareholders of IMRglobal Corp.

              We have audited the consolidated balance sheet of IMRglobal Corp. and subsidiaries (the Company) (formerly Information Management Resources, Inc.) as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997 and 1996 prior to restatement for the pooling of interests transactions discussed in Note 2 to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements (not presented herein) referred to above present fairly, in all material respects, the consolidated financial position of IMRglobal, Inc. and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                        PricewaterhouseCoopers LLP
Tampa, Florida
February 13, 1998, except for certain information in Note 13, for which the date is March 9, 1998.

                                 IMRGLOBAL CORP.

                           CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                          DECEMBER 31,
                                                                                    -------------------------
                                                                                      1997            1998
                                                                                    ---------       ---------
                                     ASSETS
Current assets:
   Cash and cash equivalents .................................................      $  86,999       $  78,807
   Marketable securities .....................................................          4,453          31,609
   Accounts receivable .......................................................         13,038          28,538
   Unbilled work in process ..................................................          6,390           5,145
   Deferred income taxes .....................................................          1,899          14,141
   Prepaid expenses and other current assets .................................          4,706           3,592
                                                                                    ---------       ---------
         Total current assets ................................................        117,485         161,832

Property and equipment, net of accumulated depreciation ......................          9,963          21,416
Deposits and other assets ....................................................          1,051           3,622
Intangible assets, net of accumulated amortization ...........................         10,157          36,829
                                                                                    ---------       ---------
         Total assets ........................................................      $ 138,656       $ 223,699
                                                                                    =========       =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ..........................................................      $   3,389       $   7,750
   Accrued compensation ......................................................          6,439           8,733
   Deferred revenue ..........................................................          4,425           3,446
   Other current liabilities .................................................          6,255          19,120
                                                                                    ---------       ---------
         Total current liabilities ...........................................         20,508          39,049

Long-term debt ...............................................................            918             671
Deferred income taxes ........................................................            546           1,040
Accrued compensation .........................................................          2,322           8,046
                                                                                    ---------       ---------
         Total liabilities ...................................................         24,294          48,806
                                                                                    ---------       ---------
Minority interest ............................................................              4              79
                                                                                    ---------       ---------
Shareholders' equity:
   Preferred stock, $.10 par value, 10,000,000 shares authorized,
      no shares issued and outstanding .......................................             --              --
   Common stock, $.10 par value per share, 100,000,000 shares authorized,
      26,370,052 and 30,391,786 shares issued and outstanding ................          2,637           3,039
   Additional paid-in capital ................................................         98,700         139,800
   Retained earnings .........................................................         13,785          33,433
   Notes receivable from share sales .........................................             --            (366)
   Accumulated other comprehensive expense ...................................           (764)         (1,092)
                                                                                    ---------       ---------
         Total shareholders' equity ..........................................        114,358         174,814
                                                                                    ---------       ---------
         Total liabilities and shareholders' equity ..........................      $ 138,656       $ 223,699
                                                                                    =========       =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 IMRGLOBAL CORP.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                         1996            1997            1998
                                                       ---------       ---------       ---------
Revenue .........................................      $  30,988       $  89,645       $ 170,318
Cost of revenue .................................         17,642          49,711          90,075
                                                       ---------       ---------       ---------
         Gross profit ...........................         13,346          39,934          80,243

Selling, general and administrative .............          8,230          20,984          34,754
Research and development ........................             --             919           6,247
Goodwill and intangible amortization ............            100           1,123           2,074
Acquired in-process research and development ....             --              --           8,200
Acquisition costs ...............................             --              --             145
                                                       ---------       ---------       ---------
         Income from operations .................          5,016          16,908          28,823
                                                       ---------       ---------       ---------

Other income (expense):
   Interest expense .............................           (305)           (175)           (234)
   Other income .................................            345           1,941           4,594
                                                       ---------       ---------       ---------
         Total other income .....................             40           1,766           4,360
                                                       ---------       ---------       ---------
Income before provision
   for income taxes and minority interest .......          5,056          18,674          33,183
Provision for income taxes ......................          1,436           6,157          13,270
                                                       ---------       ---------       ---------
         Income before minority interest ........          3,620          12,517          19,913

Minority interest in net income .................           (730)            (48)            (33)
                                                       ---------       ---------       ---------
         Net income .............................      $   2,890       $  12,469       $  19,880
                                                       =========       =========       =========
Basic earnings per share ........................      $    0.18       $    0.50       $    0.69
                                                       =========       =========       =========
Diluted earnings per share ......................      $    0.13       $    0.40       $    0.57
                                                       =========       =========       =========
Shares outstanding:
   Basic ........................................         16,177          24,848          28,752
                                                       =========       =========       =========
   Diluted ......................................         23,026          31,238          35,064
                                                       =========       =========       =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 IMRGLOBAL CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                  COMPRE-              COMMON STOCK             ADDITIONAL
                                                  HENSIVE        -------------------------       PAID-IN        RETAINED
                                                  INCOME          SHARES          AMOUNT          CAPITAL        EARNINGS
                                                 ---------       ---------       ---------       ---------       ---------
Restated balance, January 1, 1996 .........             --          21,096       $   2,109       $      --       $   1,051
Common stock issued
    for options exercised .................             --             306              31             (18)             --
    Repurchase of common stock ............             --              --              --              --              --
    Retirement of treasury stock ..........             --          (6,200)           (620)           (822)            (56)
    Dividend paid .........................             --              --              --              --          (1,623)
    Termination of S Corporation
        tax status ........................             --              --              --             946            (946)
    Common stock issued in connection
        with initial public offering ......             --           7,228             723          39,994              --
    Acquisition of majority shareholder's
        interest in subsidiary ............             --              --              --          (2,500)             --
    Net income ............................      $   2,890              --              --              --           2,890
    Foreign currency translation adjustment            (59)             --              --              --              --
                                                 ---------       ---------       ---------       ---------       ---------
        Comprehensive income ..............      $   2,831
                                                 =========
Balance, December 31, 1996 ................             --          22,430           2,243          37,600           1,316

Common stock issued in connection
    with public offering ..................             --           2,587             259          52,289              --
Common stock issued in connection
    with business combinations ............             --             173              17           1,784              --
Acquisition of majority shareholder's
    interest in subsidiary ................             --              --              --            (552)             --
Common stock issued in connection with
    employee stock purchase plan ..........             --             108              11             658              --
Common stock issued
    for options exercised .................             --           1,072             107             152              --
Tax benefit of stock options exercised ....             --              --              --           6,769              --
Net income ................................      $  12,469              --              --              --          12,469
Foreign currency translation adjustment ...           (650)             --              --              --              --
                                                 ---------       ---------       ---------       ---------       ---------
    Comprehensive income ..................      $  11,819
                                                 =========
Balance, December 31, 1997 ................             --          26,370           2,637          98,700          13,785

Common stock issued in connection
    with business combinations ............             --           1,184             118          19,068             (69)
Acquisition of minority shareholder's
    interest in subsidiary ................             --              --              --            (135)             --
Common stock issued in connection with
     employee stock purchase plan .........             --              31               3             602              --
Common stock issued
    for options exercised .................             --           2,807             281             676              --
Tax benefit of stock options exercised ....             --              --              --          20,889              --
    Dividend paid .........................             --              --              --              --            (163)
Notes receivable from stock sale ..........             --              --              --              --              --
Net income ................................      $  19,880              --              --              --          19,880
Foreign currency translation adjustment ...           (269)             --              --              --              --
                                                 ---------       ---------       ---------       ---------       ---------
    Comprehensive income ..................      $  19,611
                                                 =========
Balance, December 31, 1998 ................                         30,392       $   3,039       $ 139,800       $  33,433
                                                                 =========       =========       =========       =========


                                                                ACCUMULATED
                                                                  OTHER
                                                                  COMPRE-
                                                                  HENSIVE       TREASURY
                                                   OTHER          EXPENSE         STOCK            TOTAL
                                                 ---------       ---------       ---------       ---------

Restated balance, January 1, 1996 .........      $      --       $     (55)      $      (9)      $   3,096
Common stock issued
    for options exercised .................             --              --              --              13
    Repurchase of common stock ............             --              --          (1,489)         (1,489)
    Retirement of treasury stock ..........             --              --           1,498              --
    Dividend paid .........................             --              --              --          (1,623)
    Termination of S Corporation
        tax status ........................             --              --              --              --
    Common stock issued in connection
        with initial public offering ......             --              --              --          40,717
    Acquisition of majority shareholder's
        interest in subsidiary ............             --              --              --          (2,500)
    Net income ............................             --              --              --           2,890
    Foreign currency translation adjustment             --             (59)             --             (59)
                                                 ---------       ---------       ---------       ---------
        Comprehensive income ..............

Balance, December 31, 1996 ................             --            (114)             --          41,045

Common stock issued in connection
    with public offering ..................             --              --              --          52,548
Common stock issued in connection
    with business combinations ............             --              --              --           1,801
Acquisition of majority shareholder's
    interest in subsidiary ................             --              --              --            (552)
Common stock issued in connection with
    employee stock purchase plan ..........             --              --              --             669
Common stock issued
    for options exercised .................             --              --              --             259
Tax benefit of stock options exercised ....             --              --              --           6,769
Net income ................................             --              --              --          12,469
Foreign currency translation adjustment ...             --            (650)             --            (650)
                                                 ---------       ---------       ---------       ---------
    Comprehensive income ..................

Balance, December 31, 1997 ................             --            (764)             --         114,358

Common stock issued in connection
    with business combinations ............             --             (59)             --          19,058
Acquisition of minority shareholder's
    interest in subsidiary ................             --              --              --            (135)
Common stock issued in connection with
     employee stock purchase plan .........             --              --              --             605
Common stock issued
    for options exercised .................             --              --              --             957
Tax benefit of stock options exercised ....             --              --              --          20,889
    Dividend paid .........................             --              --              --            (163)
Notes receivable from stock sale ..........           (366)             --              --            (366)
Net income ................................             --              --              --          19,880
Foreign currency translation adjustment ...             --            (269)                           (269)
                                                 ---------       ---------       ---------       ---------
    Comprehensive income ..................

Balance, December 31, 1998 ................      $    (366)      $  (1,092)      $      --       $ 174,814
                                                 =========       =========       =========       =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 IMRGLOBAL CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------
                                                                          1996           1997           1998
                                                                        --------       --------       --------
Cash flows from operating activities:
   Net income ....................................................      $  2,890       $ 12,469       $ 19,880
   Adjustments to reconcile net income to cash
      provided by operating activities:
      Depreciation and amortization ..............................           789          4,305          5,452
      Deferred income taxes ......................................           855         (2,205)       (11,651)
      Tax benefit of stock options ...............................            --          6,769         20,889
      Other ......................................................           (75)            80            (15)
      Minority interest in net income ............................           730             48             33
      Changes in operating assets and liabilities:
         Accounts receivable and unbilled work-in-process ........        (3,484)        (8,438)        (7,719)
         Other current assets ....................................        (1,259)        (2,292)         1,292
         Deposits and other assets ...............................          (102)          (551)        (2,789)
         Accounts payable and other liabilities ..................         1,813            (88)         5,468
         Accrued compensation ....................................           367          7,398          8,134
         Income tax ..............................................         1,059           (916)         1,709
         Deferred revenue ........................................         1,947          2,082         (1,232)
                                                                        --------       --------       --------
         Total adjustments .......................................         2,640          6,192         19,571
                                                                        --------       --------       --------
         Net cash provided by operating activities ...............         5,530         18,661         39,451
                                                                        --------       --------       --------
Cash flows from investing activities:
   Acquisition of interest in consolidated subsidiary,
      net of cash received .......................................        (9,968)        (3,315)        (8,941)
   Investment in marketable securities, net ......................        (5,511)         1,191        (26,192)
   Additions to capitalized software costs .......................          (302)        (1,258)            --
   Additions to property and equipment ...........................        (2,662)        (7,012)       (13,606)
   Increase in equity investment and loans to affiliate ..........          (693)            --             --
   Related party loans ...........................................            --          1,608          1,478
                                                                        --------       --------       --------
         Net cash used in investing activities ...................       (19,136)        (8,786)       (47,261)
                                                                        --------       --------       --------
Cash flows from financing activities:
   Net repayments from revolving credit line .....................          (644)          (954)           443
   Proceeds from long-term debt and notes ........................           938          1,181            384
   Payments on notes and capital leases ..........................        (2,258)          (914)        (2,616)
   Proceeds from issuance of common stock ........................        41,840         54,076          1,562
   Payment of costs in connection with
      issuance of common stock ...................................        (1,110)          (600)            --
   Purchase of treasury stock, at cost ...........................        (1,489)            --             --
   Payment of dividends ..........................................          (822)            --           (163)
                                                                        --------       --------       --------
         Net cash provided by (used in) financing activities .....        36,455         52,789           (390)
                                                                        --------       --------       --------
Effect of exchange rate changes ..................................           (27)          (328)             8
                                                                        --------       --------       --------
Net increase (decrease) in cash and cash equivalents .............        22,822         62,336         (8,192)
Cash and cash equivalents at beginning of year ...................         1,841         24,663         86,999
                                                                        --------       --------       --------
Cash and cash equivalents at end of year .........................      $ 24,663       $ 86,999       $ 78,807
                                                                        ========       ========       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        NAME CHANGE--On November 17, 1998, the Company changed its name from Information Management Resources, Inc. to IMRglobal Corp.

        BASIS OF REPORTING--IMRglobal Corp. and subsidiaries ("IMRglobal" or the "Company") provide consulting and technology services to a variety of industries and customers located primarily in North America, Europe and Asia. The consolidated financial statements include the accounts of IMRglobal Corp., its wholly owned subsidiaries and its controlled foreign subsidiary. All significant intercompany balances and transactions have been eliminated.

        The Company's consolidated financial statements had previously been restated to include the financial statements of Atechsys, S.A., Fusion System Japan Co., Ltd. and Orion Consulting, Inc. These companies were combined during 1999 in transactions previously accounted for as pooling of interests.

        The consolidated financial statements for all periods have been restated as a result of the change in accounting treatment for the Company's mergers with Fusion System Japan Co., Ltd. and Orion Consulting, Inc. from the pooling of interests method to the purchase method of accounting. Accordingly, these financial statements include the financial statements of Atechsys, S.A. This company was combined during 1999 in a transaction accounted for as pooling of interests.

        CASH AND CASH EQUIVALENTS--IMRglobal considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. IMRglobal maintains its investments at high quality financial institutions.

        MARKETABLE SECURITIES--All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotations.

        REVENUE RECOGNITION--Fixed-price contract revenue is recognized using the percentage of completion method of accounting, under which the sales value of performance, including earnings thereon, is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Any anticipated losses upon contract completion are accrued currently. Service revenue from time-and-materials services is recognized as the services are provided.

        Unbilled work-in-progress represents revenue on contracts to be billed in subsequent periods in accordance with the terms of the contract. Deferred revenue represents amounts billed in excess of revenue earned in accordance with the terms of the contracts.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        GOODWILL--Goodwill originated from the acquisition of certain subsidiaries, and is being amortized on a straight-line basis over a 10 to 20 year period. IMRglobal periodically reviews the value of its goodwill to determine if an impairment has occurred. IMRglobal measures the potential impairment of recorded goodwill by the undiscounted value of expected future operating cash flow in relation to the assets to which this goodwill applies.

        PROPERTY AND EQUIPMENT--Property and equipment is stated at cost less accumulated depreciation. Depreciation is primarily computed using the straight-line method and is charged to income over the estimated useful lives of the respective assets.

        CAPITALIZED SOFTWARE COSTS--Capitalized software costs are recorded at cost less accumulated amortization. Production costs for computer software that is to be utilized as an integral part of a product or process is capitalized when both (a) technological feasibility is established for the software and (b) all research and development activities for the other components of the product or process have been completed.

        Amortization is included in cost of revenue and is charged to income based upon a revenue formula over the shorter of the remaining estimated economic life of the product or estimated lifetime revenue of the product. Amortization of capitalized software costs was approximately $131,000, $1.9 million and $47,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

        INCOME TAXES--Prior to November 1996, IMRglobal elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code whereby taxable income is generally reported by the shareholders on their individual income tax returns. In connection with the initial public offering, the S Corporation election was terminated on November 11, 1996. Subsequent to the termination of the S Corporation election, IMRglobal became subject to U.S. federal and state income taxes as C Corporations.

        IMRglobal uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized. (See Note 11.)

        FOREIGN CURRENCY TRANSLATION--The financial statements of IMRglobal's foreign subsidiaries use a functional currency which is other than the U.S. dollar and are translated into U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation." Assets and liabilities are translated at exchange rates in effect on the reporting date. Income and expense items are translated at the average exchange rates in effect during the year. The resulting translation adjustments are not included in determining net income but are included in accumulated other comprehensive income. Foreign currency transaction gains and losses are reported in net income but are not material to any period presented.

                                IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        COMPUTATION OF EARNINGS PER SHARE--Basic earnings per share is computed using the weighted average of common stock outstanding. Diluted earnings per share is computed using the treasury stock method which is summarized as follows (in thousands):

                                                     YEARS ENDED DECEMBER 31,
                                               -----------------------------------
                                                 1996          1997          1998
                                               -------       -------       -------
Weighted average
   common stock outstanding .............       16,177        24,848        28,752

Stock option plans
   Shares under option
      at end of period ..................       11,438        10,756        10,073
   Treasury shares which could
      be purchased ......................       (4,589)       (4,366)       (3,761)
                                               -------       -------       -------
Weighted average
   common stock equivalents .............        6,849         6,390         6,312
                                               -------       -------       -------
Shares used in diluted earnings
   per share calculation ................       23,026        31,238        35,064
                                               =======       =======       =======

        Shares used in the diluted earnings per share calculation have been restated to reflect the income tax benefit which could be used to purchase additional treasury shares. This restatement has resulted in a decrease in shares of 4.2 million, 3.9 million and 3.2 million, and an increase in diluted earnings per share of $0.02, $0.04 and $0.05, for the years ended December 31, 1996, 1997 and 1998, respectively.

        STOCK BASED COMPENSATION--IMRglobal follows the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), for stock issued under its stock option plans (See Note 13).

        USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        COMPREHENSIVE INCOME--During 1998, IMRglobal adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." Comprehensive income is comprised solely of foreign currency translation adjustments. Foreign currency translation adjustments have not been tax effected because IMRglobal considers foreign earnings to be indefinitely reinvested.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

        NEW ACCOUNTING PRONOUNCEMENTS--During June, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which is effective for IMRglobal on January 1, 2001. This statement establishes measurement and disclosure criteria for certain derivative and hedging instruments including foreign exchange forward contracts. Management is currently assessing the future impact of SFAS No. 133 on IMRglobal's financial statements.

2.  BUSINESS COMBINATIONS:

        For all business combinations accounted for as purchases pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations" (APB Opinion No. 16), IMRglobal's financial statements include the results of operations for the acquired businesses from the date of acquisition. For all material business combinations accounted for as poolings of interests pursuant to APB Opinion No. 16, IMRglobal's financial statements have been restated to include the results of operations for all periods presented.

        IMRGLOBAL LTD. ("IMRGLOBAL-INDIA")--At December 31, 1995, IMRglobal owned 34.2% of IMRglobal-India, an Indian Limited Liability Company. During 1996, 1997 and 1998, IMRglobal purchased an additional 46.9% of IMRglobal-India's outstanding common shares for approximately $7.6 million in cash in several transactions. These acquisitions are accounted for as purchases pursuant to the provisions of APB Opinion No. 16 and resulting goodwill is being amortized over a 10-year period. In addition, during November 1996, IMRglobal acquired an additional 18.4% of IMRglobal-India from IMRglobal's majority shareholder for approximately $3.1 million in cash. The acquisition from IMRglobal's majority shareholder is accounted for as a reduction of equity. As a result of the acquisitions noted above, IMRglobal owns 99.5% of the outstanding common shares of IMR-India at December 31, 1998.

        IMRglobal accounts for its investment in IMRglobal-India utilizing the consolidation method for all periods presented, because effective control had been maintained through the continued direct financial interests in IMRglobal-India held by IMRglobal's majority shareholder.

        LINK GROUP HOLDINGS LIMITED AND INFORMATION MANAGEMENT RESOURCES (U.K.) LIMITED ("IMRglobal-U.K.")--On February 10, 1997 (effective January 8, 1997), IMRglobal acquired 100% of the outstanding stock of Link Group Holdings Limited ("Link"), a United Kingdom Limited Liability Company. Link provided transitional software outsourcing solutions to the information technology departments of large businesses located in the U.K. Prior to the acquisition, Link was owned by a Board member of IMRglobal and his spouse. In exchange for Link's common stock, Link's shareholders received $2.1 million in cash and 161,343 shares (valued at $1.6 million) of IMRglobal's common stock. In addition, a $1.6 million deferred cash payment was made to Link's former shareholders during February, 1998. The Link acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 10-year period.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  BUSINESS COMBINATIONS (CONTINUED):

        Coincident with the above acquisition, IMRglobal also acquired 10.5% of Information Management Resources (U.K.) Limited ("IMRglobal-Ltd."), a United Kingdom Limited Liability Company, from IMRglobal's majority shareholder and his spouse for $520,000 in cash. The purchase price was determined through negotiations between IMRglobal and the shareholder and his spouse. The acquisition from IMRglobal's majority shareholder is accounted for as a reduction of equity.

        Prior to the above acquisitions, IMRglobal owned 39.5% of IMRglobal-Ltd. and Link owned 50% of IMRglobal-Ltd. After the above acquisitions IMRglobal effectively owns 100% of both Link and IMR-Ltd. The operations of Link and IMRglobal-Ltd. have been merged and the operating company was renamed IMRglobal, plc ("IMRglobal-U.K.").

        IMRGLOBAL (NORTHERN IRELAND) LIMITED--During June 1997, IMRglobal began operations in Belfast, Northern Ireland and acquired certain assets in exchange for $270,000 cash and 11,250 shares of IMRglobal's stock. The acquisition was accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 10-year period.

        LYON CONSULTANTS, S.A.--During May, 1998, IMRglobal acquired 100% of the outstanding stock of Lyon Consultants, S.A. ("Lyon"), a privately held software engineering company headquartered in Paris, France. Lyon specializes in rapid software application development utilizing reusable business and technical software objects, and information technology consulting. In exchange for Lyon's common stock, Lyon's shareholders received $16.7 million in cash and 531,353 shares (valued at $13.0 million) of IMRglobal's unregistered common stock. Of the above purchase price, $700,000 of cash and 32,000 shares of IMRglobal's common stock were remitted one year after the acquisition date. In addition, IMRglobal may have to make an additional payment to the former stockholders of Lyon (see Note 17). These amounts are included in the determination of the purchase price. The Lyon acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 20- year period.

        IMRglobal allocated the purchase price of Lyon based on the fair value of the assets acquired and liabilities assumed. Significant portions of the purchase price were identified as intangible assets in independent appraisals, using proven valuation procedures and techniques. These intangible assets include approximately $8.2 million for acquired in-process research and development ("IPRD") for projects that did not have future alternative uses and $2.7 million for developed technology. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the acquired in-process research and development projects that give explicit consideration to the SEC Staff's views on in-process research and development as set forth in the September 15, 1998 letter to the American Institute of Certified Public Accountants. At the date of the acquisition the development of the IPRD projects had not yet reached technological feasibility and the IPRD in progress had no alternative future use. Accordingly, these costs were expensed as of the acquisition date. The acquired developed technology is being amortized over a 5-year period.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.  BUSINESS COMBINATIONS (CONTINUED):

        Concurrent with the acquisition of Lyon, IMRglobal entered into a noncancellable 3 year licensing agreement with a seven year renewal option, with Wyde S.A. ("Wyde"), an unrelated French company. Wyde provides the base technology upon which the Lyon components have been developed. The licensing agreement provides for the transfer of Wyde's computer code and technology to IMRglobal if Wyde should terminate its business. The amount of the licensing fees is dependent on the value of company work sold and the countries where the technology is utilized. Future minimum licensing fees payable to Wyde are $400,000 in 1999 and 2000.

        RHO TRANSFORMATIONAL TECHNOLOGIES PTY LIMITED--During June, 1998, IMRglobal acquired 100% of the outstanding shares of RHO Transformational Technologies Pty Limited ("RHO"), a privately held software services and engineering company headquartered in Sydney, Australia. RHO specializes in software application conversion and maintenance services, utilizing proprietary tools and provides these services to large global companies with Australian and Asia Pacific operations. In exchange for RHO's common stock, RHO stockholders received 285,000 shares of IMRglobal's common stock. The RHO acquisition is being accounted for as a pooling of interests in accordance with the provisions of APB Opinion No. 16. Costs of approximately $145,000 related to the acquisition have been charged to acquisition costs and included in the statement of income.

        The financial statements for 1996 and 1997 have not been restated for the RHO acquisition due to the immateriality of this transaction. The impact was a reduction to the 1998 opening retained earnings and comprehensive income of $69,000 and $59,000, respectively. These amounts are included in common stock issued in connection with business combinations.

        VISUAL SYSTEMS DEVELOPMENT CORPORATION--On October 2, 1998, IMRglobal acquired 100% of the outstanding shares of Visual Systems Development Corporation ("Visual"). In exchange for Visual's common stock, Visual's shareholders received $5.5 million in cash and 400,000 shares (valued at approximately $7 million) of IMRglobal's common stock. In addition, $3.5 million of IMRglobal's unregistered common stock are payable if certain specified business and financial objectives are achieved. Any contingent payment would result in an increase in the purchase price and the resulting goodwill. The Visual acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 20-year period.

        ATECHSYS S.A. ("ATECHSYS") - On January 8, 1999, IMRglobal acquired 100% of the outstanding stock of Atechsys S.A., a privately held information technology company based in Paris, France, specializing in business and technology consulting specific to capital markets businesses. In exchange for Atechsys' common stock, Atechsys' shareholders received 718,859 shares of IMRglobal common stock. The Atechsys acquisition is accounted for as a pooling of interests combination pursuant to the provisions of APB Opinion No. 16. Financial statements for all periods have been restated to give effect to the business combination.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  BUSINESS COMBINATIONS (CONTINUED):

        IMRglobal has also purchased certain assets in the expansion of its technology expertise and the expansion of its sales office infrastructure.

        The Atechsys transaction has been accounted for as a pooling of interests and accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Atechsys. Results of operations for the periods prior to the merger with Atechsys are summarized below (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                         1996           1997            1998
                                                      ---------      ---------       ---------
Revenue:
  IMRglobal ....................................      $  27,948      $  83,550       $ 158,252
  Adjustment for pooling of interests ..........          3,040          6,095          12,066
                                                      ---------      ---------       ---------
           Combined ............................      $  30,988      $  89,645       $ 170,318
                                                      =========      =========       =========
Net income:
  IMRglobal ....................................      $   2,588      $  11,895       $  18,909
  Adjustment for pooling of interests ..........            302            574             971
                                                      ---------      ---------       ---------
           Combined ............................      $   2,890      $  12,469       $  19,880
                                                      =========      =========       =========
Other changes in shareholders' equity:
  IMRglobal ....................................      $  35,059      $  60,956       $  40,616
  Adjustment for pooling of interests ..........             --           (112)            (40)
                                                      ---------      ---------       ---------
           Combined ............................      $  35,059      $  60,844       $  40,576
                                                      =========      =========       =========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  MARKETABLE SECURITIES:

        IMRglobal currently invests only in high quality, short-term investments which it classifies as available-for-sale. As such there were no significant differences between amortized cost and estimated fair value at December 31, 1997 and 1998. Additionally, because investments are short-term and are generally allowed to mature, realized gains and losses have been minimal for the years ended December 31, 1996, 1997 and 1998.

        The following table presents the estimated fair value of marketable securities by category (in thousands):
                                                     1997         1998
                                                   -------      -------
          Bankers' acceptance ...............      $    --      $10,157
          Commercial paper ..................           --       21,452
          Municipal debt securities .........        4,453           --
                                                   -------      -------

                                                   $ 4,453      $31,609
                                                   =======      =======

         The estimated fair value of marketable securities at December 31, 1998 was $23.0 million due in one year or less and $8.6 million due in one to three years.

4.  ACCOUNTS RECEIVABLE (IN THOUSANDS):
                                                     1997         1998
                                                   -------      -------
          Accounts receivable, trade.........      $12,940      $24,545
          Unbilled accounts receivable-
            Time-and-materials contracts.....           98        4,281
          Reserve for doubtful accounts......           --         (288)
                                                   -------      -------
                                                   $13,038      $28,538
                                                   =======      =======

         During 1998, IMRglobal established a reserve for doubtful accounts in the amount of $288,000 with a corresponding charge to income.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. COSTS AND ESTIMATED EARNINGS ON COMPLETED AND UNCOMPLETED CONTRACTS
   (IN THOUSANDS):
                                                        1997           1998
                                                      --------       --------
          Costs incurred on completed
             and uncompleted contracts .........      $ 31,649       $ 31,965

          Estimated earnings ...................        16,102         28,514
                                                      --------       --------
                                                        47,751         60,479
          Less billings to date ................       (45,786)       (58,780)
                                                      --------       --------
                                                      $  1,965       $  1,699
                                                      ========       ========

         The following is included in the accompanying balance sheets:

                                                        1997           1998
                                                      --------       --------
          Unbilled work in process..............      $  6,390       $  5,145

          Deferred revenue......................        (4,425)        (3,446)
                                                      --------       --------
                                                      $  1,965       $  1,699
                                                      ========       ========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   PROPERTY AND EQUIPMENT:

         The major classifications of property and equipment at December 31, 1997 and 1998 are summarized as follows (in thousands):

                                                    ESTIMATED
                                                   USEFUL LIFE
                                                     (YEARS)        1997        1998
                                                     -------      -------     -------
          Land ...................................        --      $    --     $ 1,355
          Buildings and improvements .............     10-40        2,729       3,596
          Computer equipment .....................      3- 6        4,757       7,353
          Computer software ......................      3-10        1,812       5,141
          Office furniture and equipment .........      3-12        2,673       4,774
          Vehicles ...............................      3-20          124       2,088
          Construction in progress ...............                  1,652       4,224
                                                     -------      -------     -------
                                                                   13,747      28,531
          Less accumulated depreciation
             and amortization.....................                 (3,784)     (7,115)
                                                                  -------     -------

                                                                  $ 9,963     $21,416
                                                                  =======     =======

         Depreciation of property and equipment was approximately $560,000, $1.2 million and $3.3 million for the years ended December 31, 1996, 1997 and 1998, respectively.

7.   INTANGIBLE ASSETS (IN THOUSANDS):

                                                                    1997        1998
                                                                  -------     -------
          Goodwill................................                $11,517     $37,863
          Acquired technology.....................                     --       2,400
          Accumulated amortization................                 (1,360)     (3,434)
                                                                  -------     -------
                                                                  $10,157     $36,829
                                                                  =======     =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  OTHER CURRENT LIABILITIES (IN THOUSANDS):
                                                      1997         1998
                                                    -------      -------
Accrued costs on Year 2000 contracts .........      $    --      $ 5,116
Payroll taxes and value added taxes ..........        1,931        3,937
Income taxes .................................          900        3,524
Deferred income taxes ........................           40          464
Deferred payments-acquisitions ...............        1,608        1,478
Employee savings plans .......................          199          724
Revolving credit loan ........................           --          443
Current portion of long-term debt ............          295          107
Other ........................................        1,282        3,327
                                                    -------      -------
                                                    $ 6,255      $19,120
                                                    =======      =======

         During 1998, IMRglobal accrued $5.1 million related to completed Year 2000 projects. IMRglobal is liable to remediate selected issues which arise in completed projects. Management has committed to clients that personnel will be available to remediate Year 2000 issues that arise in late 1999 and early 2000. To accomplish this goal, IMRglobal has committed specific personnel to work on completed Year 2000 projects. As of December 31, 1998, no claims have been asserted. IMRglobal has accrued the amount of costs it has committed to incur based on the complexity of the Year 2000 projects completed and experience level of personnel required.

9.  RELATED PARTIES:

         During 1998, IMRglobal advanced $366,000 to three officers. These officers utilized the proceeds to acquire common stock of IMRglobal. These loans are secured by the IMRglobal common stock investment, and are repayable in 2003 or upon the officer's termination of employment with IMRglobal. These loans bear interest at 9.5% which is added to the principal portion of the note. At December 31, 1998, the loan receivable balance was $385,000, including $19,000 of accrued interest.

         At December 31, 1997, other current liabilities include $1.6 million due to a member of IMRglobal's Board of Directors and his spouse in connection with the acquisition of Link (See Note 2). This amount was noninterest bearing and was paid in full during February 1998.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  RELATED PARTIES (CONTINUED):

         At December 31, 1996, IMRglobal had outstanding notes payable to shareholders of $814,000 in connection with the S Corporation termination (See
Note 13). These notes were unsecured with interest at 8% and were paid in full during February 1997. Interest expense on notes payable-shareholder for the year ended December 31, 1996 and 1997 was $19,000 and $12,000, respectively.

        Prior to the IMRglobal-U.K. acquisition, IMRglobal-India provided software development services to IMRglobal-Ltd. at market rates. During the year ended December 31, 1996, IMRglobal recognized revenues from IMRglobal-Ltd. of approximately $877,000.

         At December 31, 1996, IMRglobal had two notes receivable from IMRglobal-Ltd. totaling $692,500, which resulted from cash advances. During 1996, IMRglobal recognized approximately $35,000 of interest income on these notes. As a result of the 1997 IMRglobal-U.K. acquisition, these intercompany notes are eliminated in the consolidated financial statements.

         Cash flows from financing activities included payments on notes payable-shareholders of approximately $350,000 and $814,000 for the years ended December 31, 1996 and 1997.

10.  CREDIT FACILITIES:

    REVOLVING CREDIT FACILITIES

          IMRglobal maintains an uncollateralized $10.0 million revolving credit facility which allows IMRglobal to borrow up to 80% of the book value of U.S. accounts receivable. Interest is at LIBOR plus 1% (currently 6.3%). No borrowings have been made under this facility.

         Certain subsidiaries of IMRglobal maintain additional revolving credit line arrangements. Interest rates are based on the lending institution's prime rate (ranging from 6.5% to 9.0% at December 31, 1998). At December 31, 1997 and 1998, the amount outstanding on these credit facilities was $0 and $443,000, respectively. The maximum amount available under these facilities at December 31, 1998 was approximately $3.9 million. The respective subsidiaries accounts receivable and certain property and equipment collateralize these facilities.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  CREDIT FACILITIES (CONTINUED):

    LONG-TERM DEBT

         Long-term debt at December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                                                  1997        1998
                                                                                 ------      ------
          France:
             Loans from French government agencies
             at 0% interest payable in annual installments
             commencing March 1999 through March 2002;
             collateralized by property and equipment .....................      $   33      $  778

          India:
             Loan payable with interest at LIBOR plus 3.0%
             (8.9% at December 31, 1997), principal repayable
             in eight equal semiannual installments of $148
             commencing February 1998, collateralized by property
             and equipment (balance prepaid during 1998) ..................       1,180          --
                                                                                 ------      ------
                                                                                  1,213         778

          Less current portion.............................................         295         107
                                                                                 ------      ------
          Long-term debt, net of current portion...........................      $  918      $  671
                                                                                 ======      ======
       Maturities of long-term debt at December 31, 1998 are as follows (in thousands):
             2000..........................................................                  $  210
             2001..........................................................                     192
             2002..........................................................                     269
                                                                                             ------
                                                                                             $  671
                                                                                             ======

         At December 31, 1998, IMRglobal was in compliance with financial covenants of the credit and debt facilities described above.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  INCOME TAXES:

         The provision (benefit) for income taxes is as follows (in thousands):

                                                                          1996          1997           1998
                                                                        --------      --------       --------
          Current:
             Federal .............................................      $    412      $  6,378       $ 16,073
             State (net of federal tax benefit) ..................            66           911          1,379
             Foreign .............................................           103         1,073          2,853
                                                                        --------      --------       --------
                Total current provision for income taxes .........           581         8,362         20,305

          Deferred:
             Federal .............................................           735        (1,920)        (5,445)
             State (net of federal tax benefit) ..................           118          (275)          (467)
             Foreign .............................................             2           (10)        (1,123)
                                                                        --------      --------       --------
                Total deferred provisions (benefit)
                   for income taxes ..............................           855        (2,205)        (7,035)
                                                                        --------      --------       --------
                Total provision for income taxes .................      $  1,436      $  6,157       $ 13,270
                                                                        ========      ========       ========

         Upon termination of the S Corporation election, as described in Note 1, current and deferred income taxes reflecting the tax effects of temporary differences between IMRglobal's financial statement and the tax bases of certain assets and liabilities became liabilities of IMRglobal. Accordingly, the above provision for 1996 income taxes included a $1.1 million nonrecurring expense resulting from the termination of the S Corporation election. In accordance with applicable sections of the Internal Revenue Code, IMRglobal elected to pay this nonrecurring expense over a four year period beginning in 1996.

         The components of the net deferred tax asset (liability) are as follows (in thousands):

                                                                          1997          1998
                                                                        --------      --------
          Deferred tax assets:
             Accrued compensation ................................      $  1,579      $  5,087
             Accrued costs on Year 2000 contracts.................            --         2,102
             Net operating loss ..................................           625         5,375
             Research and development tax credit..................            --         1,759
             Other ...............................................            10           459
                                                                        --------      --------
                Total deferred tax assets ........................         2,214        14,782

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  INCOME TAXES (CONTINUED):

                                                                   1997           1998
                                                                 --------       --------
          Deferred tax liabilities:
             Cash to accrual conversion ...................          (500)          (238)
             Intangibles ..................................            --           (750)
             Foreign ......................................           (40)          (460)
             Other ........................................           (46)          (247)
                                                                 --------       --------
                   Total deferred tax liabilities .........          (586)        (1,695)
                                                                 --------       --------
          Net deferred tax asset before
             valuation allowance ..........................         1,628         13,087
          Valuation allowance - foreign ...................          (315)          (450)
                                                                 --------       --------
          Deferred tax asset
             net of valuation allowance ...................      $  1,313       $ 12,637
                                                                 ========       ========

         The balance sheet classification of the net deferred tax asset is summarized as follows (in thousands):

                                                                   1997           1998
                                                                 --------       --------
          Deferred tax asset -  current ...................      $  1,899       $ 14,141
          Deferred tax liability - current.................           (40)          (464)
          Deferred tax liability - noncurrent .............          (546)        (1,040)
                                                                 --------       --------
                                                                 $  1,313       $ 12,637
                                                                 ========       ========

         As reflected above, as of December 31, 1997 and 1998, IMRglobal has recorded a valuation allowance of approximately $315,000 and $450,000, respectively, against the deferred tax asset related to net operating losses and non deductible accruals and reserves of a foreign subsidiary.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  INCOME TAXES (CONTINUED):

         As of December 31, 1998, IMRglobal had approximately $13 million of net operating loss carryforwards for regular income tax purposes which will expire between 2012 and 2013. The net operating loss primarily resulted from the benefits realized upon stock option exercises.

         During the years ended December 31, 1997 and 1998, various non-statutory stock options were exercised resulting in tax benefits of approximately $6.8 million and $20.9 million, respectively, which were directly credited to shareholders' equity.

         Under the Indian Income Tax Act of 1961 (the "Act"), a substantial portion of IMRglobal-India's income is exempt from Indian Income Tax as profits attributable to export operations or a tax holiday expiring in 2007. Under the Act, there are certain alternative minimum tax provisions which impose tax on net profits at a rate of 10.5%. Management has determined that these provisions are not currently applicable due to the tax holiday. Accordingly, the effective tax rate imposed on IMRglobal-India's income is substantially less than the current statutory rate of 35%.

         Undistributed earnings of IMRglobal's foreign subsidiaries amounted to approximately $22 million at December 31, 1998. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been provided thereon. On remittance, certain countries impose withholding taxes that, subject to certain limitations, are then available for use as tax credits against a U.S. tax liability, if any. Determination of the amount of unrecognized deferred United States income tax liability or foreign tax withholding is not practicable because of the complexities associated with its hypothetical calculation.

         The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rates of 34% in 1996 and 35% in 1997 and 1998 to the income before income taxes and minority interest (in thousands).

                                                                    1996          1997          1998
                                                                  -------       -------       -------
          Statutory tax provision ..........................      $ 1,718       $ 6,536       $11,604
          State taxes, net of federal benefit ..............           34           737           897
          U.S. S Corporation income not subject to
             federal income taxes ..........................         (989)           --            --
          Foreign and U.S. tax effects
             attributable to foreign operations ............         (311)       (1,607)          515
          Termination of S Corporation status ..............        1,075            --            --
          Increase in valuation allowance ..................           --           315           135
          Other net ........................................          (91)          176           119
                                                                  -------       -------       -------
                Total provision for income taxes ...........      $ 1,436       $ 6,157       $13,270
                                                                  =======       =======       =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12.  LEASES:

         IMRglobal leases office facilities and certain residential premises for employees under noncancellable operating lease agreements. Rental expense under these leases was approximately $660,000, $1.2 million, and $2.3 million during 1996, 1997 and 1998, respectively. Future minimum lease payments as of December 31, 1998 for leases with noncancellable terms in excess of one year are approximately as follows (in thousands):

          1999.....................................  $  2,768
          2000.....................................     1,974
          2001.....................................     1,754
          2002.....................................     1,631
          2003.....................................     1,152
          Thereafter...............................     5,050
                                                     --------
                   Total minimum payments..........  $ 14,329
                                                     ========


13. SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS:

         On September 12, 1996, IMRglobal filed Amended and Restated Articles of Incorporation which (i) effected a reclassification of each share of its voting and nonvoting common stock into 10 shares of common stock, par value $.10 per share, (ii) increased IMRglobal's authorization of common stock to 40,000,000 shares; and (iii) created and authorized 10,000,000 shares of preferred stock, par value $.10 per share, under terms that allow the Board of Directors to designate one or more classes of preferred stock and to designate the rights, privileges, preferences and limitations of each such class.

         On November 11, 1996, in connection with the termination of IMRglobal's S corporation election (see Note 1), IMRglobal's remaining retained earnings were transferred to additional paid-in capital. Also, a cash dividend of $1.6 million was paid to the shareholders of the S Corporation as a final distribution of Subchapter S earnings.

         During November 1996, IMRglobal completed an initial public offering and received $40.7 million in cash (net of offering expenses of $1.1 million) in exchange for the issuance of 7,228,125 shares of common stock. IMRglobal's common stock commenced trading on the Nasdaq National Market on November 8, 1996.
                                       24

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

         On March 9, 1998 and June 17, 1997, IMRglobal declared 3-for-2 stock splits in the form of stock dividends payable on April 3, 1998 and July 10, 1997, respectively, to shareholders of record on March 20, 1998 and June 26, 1997, respectively. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted.

         During July 1997, IMRglobal completed a public offering and received $52.5 million in cash (net of offering expenses of $600,000) in exchange for the issuance of 2,587,500 shares of common stock.

         On May 29, 1998, the shareholders approved (i) an amendment of IMRglobal's Amended and Restated Articles of Incorporation to increase the number of shares of IMRglobal's Common Stock authorized for issuance from 40,000,000 to 100,000,000 shares and (ii) an increase in the number of shares of Common Stock available for grant under IMRglobal's Stock Incentive Plan from 12,253,455 to 16,003,455 shares.

         EMPLOYEE STOCK OPTION PLAN--IMRglobal has granted certain employees non-qualified stock options with vesting periods of up to five years. The number of shares of common stock authorized for issuance under this plan is 16,003,455. These options give the employees the right to purchase common stock at an exercise price at least equal to the fair market value of the stock at the date of the option's grant. On July 15, 1996 management reset the term for all options granted through that date to 10 years starting July 15, 1996. All options granted subsequent to July 15, 1996 expire 7 to 10 years from their grant date.

         NONEMPLOYEE DIRECTORS STOCK OPTION PLAN--During September 1996, IMRglobal established the Nonemployee Directors Stock Option Plan, whereby nonemployee directors may be granted non-qualified options to purchase common stock. The number of shares of common stock authorized for issuance under this plan is 337,500. The exercise price of the stock option may not be less than the fair market value of the common stock on the date of the grant. Each nonemployee director is granted an option of 22,500 shares for each two year period they serve on the Board. The options expire 10 years from the grant date. Beginning with the grant date, these options vest 50% at the end of the first year and 100% at the end of the second year. As of December 31, 1998, 225,000 options are available for future grants and 112,500 options are outstanding, of which 67,500 are exercisable.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

         STOCK OPTION DISCLOSURES--IMRglobal applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized in connection with the issuance of these options. Had compensation cost for IMRglobal's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method of SFAS Statement No. 123, IMRglobal's net income and earnings per share for the year ended December 31, 1996, 1997 and 1998 would have been reduced to the adjusted amounts indicated below:

                                                       1996            1997            1998
                                                     ---------      ----------      ----------
          Net income (in thousands):
             As reported ......................      $   2,890      $   12,469      $   19,880
             As adjusted (unaudited) ..........      $   2,387      $   11,142      $   14,152

          Diluted earnings per share:
             As reported ......................      $    0.13      $     0.40      $     0.57
             As adjusted (unaudited) ..........      $    0.10      $     0.36      $     0.40

         The pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

         The estimated per share fair value of options granted during 1996, 1997 and 1998 was $0.31, $12.46 and $17.12, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996, 1997 and 1998, respectively: no dividend yield for each year presented; risk-free interest rates of 5.9%, 6.0% and 5.3%; expected lives of the options prior to exercise of 10.4, 6.5 and 5.0 years. For options granted prior to IMRglobal's initial public offering in November, 1996, volatility of the stock price was omitted from the pricing model as permitted by SFAS No. 123. For 1997 and 1998 option grants, a volatility measure of 85% and 80%, respectively, was employed.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

         A summary of the status of IMRglobal's stock option plan as of December 31, 1996, 1997 and 1998, and changes during the years ending on those dates is presented below:

                                         1996                               1997                                1998
                           --------------------------------   --------------------------------    --------------------------------
                                               WEIGHTED-                          WEIGHTED-                           WEIGHTED-
                                                AVERAGE                            AVERAGE                             AVERAGE
   FIXED OPTIONS             SHARES          EXERCISE PRICE     SHARES          EXERCISE PRICE      SHARES          EXERCISE PRICE
--------------------       -----------       --------------   -----------       --------------    -----------       --------------
Outstanding at
  beginning of  year         4,962,262          $   0.05       11,632,657          $    0.46       12,545,095          $    1.31

Granted                      7,265,250          $   0.66        2,015,700          $   16.12        1,279,450          $   25.28

Exercised                     (306,382)         $   0.05       (1,071,748)         $    0.25       (2,804,291)         $    0.34

Cancelled                     (288,473)         $   0.05          (31,514)         $    2.25         (215,440)         $   16.50
                           -----------          --------      -----------          ---------      -----------          ---------
Outstanding at
   end of year              11,632,657                         12,545,095                          10,804,814
                           ===========                        ===========                         ===========
Options exercisable
   at year-end              10,240,673                          9,541,970                           7,375,447
                           ===========                        ===========                         ===========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

         The following table summarizes certain information about stock options at December 31, 1998:

                        OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
          ---------------------------------------------------          ----------------------------------
             NUMBER       WEIGHTED-AVERAGE                               NUMBER
          OUTSTANDING        REMAINING                                 EXERCISABLE
          AT 12/31/98    CONTRACTUAL LIFE     EXERCISE PRICES          AT 12/31/98        EXERCISE PRICES
          -----------    ----------------     ---------------          -----------        ---------------
           7,445,929         7.5 years         $   0.05-2.25            6,881,640         $     0.05-2.25

             310,500         7.8 years         $   4.45-6.22              162,000         $     4.45-6.22

             108,000         8.2 years         $        5.05               21,600         $          5.05

               7,875         8.1 years         $        8.45                1,350         $          8.45

             775,310         8   years         $   11.85-15.08            141,627         $   11.85-15.08

           1,129,700         8.8 years         $   18.25-18.75            164,980         $   18.25-18.75

             285,000         9.2 years         $   20.06-22.93              2,250         $   20.06-22.93

             555,000         9.5 years         $   24.06-31.75                 --         $   24.06-31.75

             187,500         9.8 years         $   34.38-37.17                 --         $   34.38-37.17
          ----------                                                   ----------
          10,804,814                                                    7,375,447
          ==========                                                   ==========

         As of December 31, 1998, options to purchase 1,587,718 shares of Common Stock were available for future grants.

         EMPLOYEE STOCK PURCHASE PLAN--IMRglobal's Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective on October 1, 1996. A total of 450,000 shares of IMRglobal's Common Stock have been reserved for issuance under the Stock Purchase Plan. An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by IMRglobal from the employee's pay for the purpose of purchasing shares of Common Stock on a quarterly basis. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the Nasdaq National Market on the first day of the quarter or the last day of the quarter, whichever is lower.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

         IMRGLOBAL-INDIA STOCK OPTION PLAN--IMRglobal-India has adopted a separate Employee Share Option Policy which provides for grants of options to employees to purchase common shares of IMR-India. The maximum number of options that may be granted under the policy is 51,900 common shares. Under the policy, options granted to an employee vest upon completion of five years of continuous employment with IMRglobal-India or its affiliates. Vested options are valid for exercise during the employees' employment with IMRglobal-India or its affiliates and for a period of six months thereafter. Options that are not exercised within six months of cessation of employment expire.

         A summary of the status of IMRglobal-India's stock option plan is as follows:

                                                                   WEIGHTED
                                                                   AVERAGE
                                                SHARES         EXERCISE PRICE
                                               ---------       --------------
       Balance, December 31, 1996 .........       20,500        $0.00 - $0.28
       Granted ............................        4,000        $   22.82
       Canceled ...........................       (4,500)       $   (0.00)
                                               ---------

       Balance, December 31, 1997 .........       20,000        $    4.66


       Exercised ..........................       (8,220)       $    0.23
       Canceled ...........................       (9,325)       $   (0.23)
                                               ---------

       Balance, December 31, 1998 .........        2,455        $0.23-$22.82
                                               =========        ============

         At December 31, 1997 and 1998, exercisable options were 6,400 and 0, respectively.

         Compensation expense has been recognized on the difference between fair value at the date of the grant and the exercise price pursuant to APB Opinion No. 25. Compensation expense is recognized over the life of the options. Compensation expense under this plan for the years ended December 31, 1996, 1997 and 1998 was less than $3,000 annually. Under IMRglobal-India's policy, options granted subsequent to September 6, 1996 are granted at an exercise price equal to the fair market value of the common shares of IMRglobal-India at the time of the grant. During 1998, management decided not to issue any additional shares under this plan.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  EMPLOYEE BENEFIT PLANS:

         Defined contribution plans cover employees in the United States and certain other countries, including Australia, France and India. Employees may contribute to these plans and IMRglobal matches these contributions in varying amounts. Defined contribution pension expense for the years ended December 31, 1996, 1997 and 1998 was $130,000, $327,000 and $1.3 million, respectively.

         During 1998, IMRglobal established a deferred compensation plan which allows certain U.S. employees to defer portions of their annual compensation. These assets are placed in a "rabbi trust" and are presented as assets of IMRglobal as they are available to the general creditors of IMRglobal in the event of the IMRglobal's insolvency. The value of the assets at December 31, 1998 was $2.8 million and is included in other assets. The related liability is included in accrued compensation. The assets are invested in variable life insurance products. At December 31, 1998 book value approximated fair value.

15.  CONCENTRATIONS OF CREDIT RISK:

         Financial instruments which potentially subject IMRglobal to concentration of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables. IMRglobal maintains its cash with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. IMRglobal places its cash equivalents and marketable securities in investment grade short-term debt instruments and limits the amount of credit exposure to any one commercial issuer.

         Concentrations of credit risk with respect to accounts receivable is limited due to the dispersion of IMRglobal's customer base across different industries and geographies. IMRglobal's two largest customers accounted for approximately 36%, 16% and 15% of revenue for the years ended December 31, 1996, 1997 and 1998, respectively, and 11% and 4% of accounts receivable as of December 31, 1997 and 1998, respectively. No other customer accounted for 10% of revenue or accounts receivable for the above periods.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  OTHER INCOME (IN THOUSANDS):
                                              1996      1997       1998
                                             -------   -------    -------
       Investment income .................   $   201   $ 2,014    $ 4,585
       Income (loss) in equity investment         83        --         --
       Other income (expense) ............        61       (73)         9
                                             -------   -------    -------
                                             $   345   $ 1,941    $ 4,594
                                             =======   =======    =======
17.  COMMITMENTS AND CONTINGENCIES:

         During June 1998, IMRglobal purchased land for the construction of new facilities for its corporate headquarters. The land and commitments for the construction of the first two buildings on the site are expected to cost approximately $28 million, of which approximately $4.2 million has been expended at December 31, 1998.

         IMRglobal from time to time is involved in legal actions arising in the ordinary course of business. With respect to these matters, management believes that it has adequate legal defenses and/or provided adequate accruals for related costs such that the ultimate outcome will not have a material adverse effect on IMRglobal's future financial position.

        During May 1998, IMRglobal acquired 100% of Lyon Consultants S.A. ("Lyon") for approximately $16.7 million in cash and 531,353 shares in IMRglobal (See Note 2). In addition, the acquisition agreement provides that if the average price of the IMRglobal shares on NASDAQ is less than $27.24 per share for the seven trading days prior to May 15, 1999, then IMRglobal will pay the former Lyon shareholders the difference between the average price on NASDAQ and $27.24 multiplied by 499,353 shares. On May 15, 1999 the average price of IMRglobal's shares for the seven trading days prior to May 10, 1999 was $18.768 per share. Accordingly, the liability to the former shareholders of Lyon would have been approximately $4.2 million at that date.

        Subsequent to May 10, 1999, IMRglobal renegotiated this contingency. IMRglobal's current agreement is that if the average price of the IMRglobal shares on NASDAQ is less than $34.05 per share for the seven trading days prior to May 15, 2000, then IMRglobal will pay the former Lyon shareholders the difference between the average price on NASDAQ and $34.05 for only the shares continuing to be held by the former Lyon shareholders. Conversely, if the price of IMRglobal shares on NASDAQ is $34.05 per share or higher for any consecutive trading days between May 15, 1999 and May 15, 2000, then the above contingency is released without any further obligation to IMRglobal.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

        IMRglobal's French subsidiary has claimed a special tax exemption for the 1993 through 1995 fiscal years. The French taxing authorities have challenged this exemption and have made an assessment of approximately $500,000. Ongoing discussions are being held between IMRglobal's French management and the French taxing authorities regarding this issue. The amount of assessment, $500,000 is included as a liability in the accompanying financial statements.

18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN THOUSANDS):

                                                  1996           1997       1998
                                              ------------   -----------   -------
Cash paid during the year for interest ....   $        310   $       135   $   223
                                              ============   ===========   =======
Cash paid during the year for income taxes    $        175   $     1,664   $ 1,726
                                              ============   ===========   =======
Noncash investing and financing activities:
   Notes payable-shareholders issued in
      lieu of dividend ....................   $        801   $        --   $    --
                                              ============   ===========   =======
   Common stock issued in connection
      with acquisition of subsidiaries ....   $         --   $     1,801   $19,186
                                              ============   ===========   =======
   Deferred payments for acquisition
      of subsidiaries .....................   $         --   $     1,608   $ 1,478
                                              ============   ===========   =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  SEGMENT INFORMATION (IN THOUSANDS):
                                              YEARS ENDED DECEMBER 31,
                                        -----------------------------------
                                          1996         1997         1998
                                        ---------    ---------    ---------
Revenue by service offering:
   Core service offerings ...........   $  19,425    $  35,543    $  66,930
   Year 2000 ........................       7,487       44,479       77,217
   Professional services ............       4,076        9,623       26,171
                                        ---------    ---------    ---------
         Total revenue ..............   $  30,988    $  89,645    $ 170,318
                                        =========    =========    =========
Revenue by geography:
   North America ....................   $  27,230    $  63,059    $ 117,718
   Europe ...........................       3,040       24,273       44,585
   Asia Pacific .....................         718        2,313        8,015
                                        ---------    ---------    ---------
         Total revenue ..............   $  30,988    $  89,645    $ 170,318
                                        =========    =========    =========
Income from operations:
   Sales organizations:
      North America ..............      $   3,468    $  12,335    $  28,960
      Europe .....................            333        1,429        6,561
      Asia Pacific ...............             --          134        1,839
   Software Development Centers...          1,315        5,052        8,129
                                        ---------    ---------    ---------
      Income from operations -
                sales and development
                centers .............       5,116       18,950       45,489

         Research and development ...          --         (919)      (6,247)
         Goodwill amortization ......        (100)      (1,123)      (2,074)
         Other costs ................          --           --       (8,345)
                                        ---------    ---------    ---------
      Income from operations ........   $   5,016    $  16,908    $  28,823
                                        =========    =========    =========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  SEGMENT INFORMATION (IN THOUSANDS) (CONTINUED):

                                                  AS OF DECEMBER 31,
                                                ----------------------
                                                  1997         1998
                                                ---------    ---------
       Identifiable assets:
          Sales organizations:
             North America ..................   $ 128,348    $ 205,334
             Europe .........................      10,556       30,334
             Asia Pacific ...................         633        4,108

          Software Development Centers:
             India ..........................      13,519       22,247
             Northern Ireland ...............       2,663        2,565
          Eliminations ......................     (17,063)     (40,889)
                                                ---------    ---------
             Total assets ...................   $ 138,656    $ 223,699
                                                =========    =========

         IMRglobal is engaged in one business segment. The sales organizations provide consulting and technology services to large companies in North America, Europe and Asia. Software Development Centers consist of two Indian facilities and one Northern Ireland facility that provide software development services to the sales organizations. Intercompany sales between geographical areas are accounted for at prices representative of unaffiliated party transactions and are eliminated in consolidation.

         The chief operating decision makers of IMRglobal review revenue by geography and service offering. Operating results and other financial measures are reviewed on a consolidated basis, as regional managers have discretion in allocating resources among service offerings and due to the significant amount of intercompany transactions across all geographic regions. Operating results by geography include charges for sales, general and administrative expenses.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. ACQUISITIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

         During 1998, IMRglobal completed two acquisitions using the purchase method of accounting (See Note 2). The following unaudited table compares IMRglobal's reported operating results to pro forma information prepared on the basis that the acquisitions had taken place at the beginning of the fiscal year for each of the periods presented (in thousands except per share amounts):

                                             DECEMBER 31,
                                       -------------------------
                                              1997          1998
                                       -----------   -----------
       As reported:
          Revenue ..................   $    89,645   $   170,318
          Net income ...............   $    12,469   $    19,880
          Basic earnings per share .   $      0.50   $      0.69
          Diluted earnings per share   $      0.40   $      0.57

       Pro forma (unaudited):
          Revenue ..................   $   120,436   $   187,079
          Pro forma net income .....   $    15,190   $    20,772
          Pro forma basic earnings
             per share .............   $      0.58   $      0.71
          Pro forma diluted earnings
             per share .............   $      0.47   $      0.58

         In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 1996, 1997 or 1998 or of future operations of the combined companies under the ownership and management of IMRglobal.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.  SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED):

         The following quarterly information is unaudited and has been restated to give effect to the acquisition of Atechsys which was accounted for using the pooling of interests method.

                                                                                  QUARTER ENDED
                                                              ----------------------------------------------------
                                                              MARCH 31      JUNE 30     SEPTEMBER 30   DECEMBER 31
                                                              -------      --------       --------      --------
1997
----
Revenue ..................................................   $ 15,432      $ 20,092       $ 24,683      $ 29,438
Gross profit .............................................      6,644         8,930         11,067        13,293
Income from operations ...................................      2,262         3,713          4,856         6,077
Diluted earnings per share ...............................   $   0.05      $   0.09       $   0.11      $   0.15


                                                                                  QUARTER ENDED
                                                              ----------------------------------------------------
                                                              MARCH 31      JUNE 30     SEPTEMBER 30   DECEMBER 31
                                                              -------      --------       --------      --------
1998
----
Revenue ..................................................   $ 34,616      $ 39,907       $ 45,309      $ 50,486
Gross profit .............................................     15,839        18,173         21,929        24,302
Income from operations ...................................      7,161           339         10,256        11,067
Diluted earnings (loss) per share ........................   $   0.17      $(  0.06)      $   0.21      $   0.24

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.  SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED) (CONTINUED):

         The reconciliation of the quarterly information as presented compared to the quarterly information as previously reported is summarized as follows:

                                                                                   QUARTER ENDED
                                                                   ----------------------------------------------------
                                                                   JUNE 30     SEPTEMBER 30   DECEMBER 31      MARCH 31
                                                                   -------        -------        -------        -------
  1997
  ----
       Revenue as previously reported .....................        $14,347        $18,767        $23,044        $27,392
       Adjustment for pooling of interests ................          1,085          1,325          1,639          2,046
                                                                   -------        -------        -------        -------
            Revenue .......................................        $15,432        $20,092        $24,683        $29,438
                                                                   =======        =======        =======        =======

       Gross profit as previously reported ................        $ 6,305        $ 8,396        $10,431        $12,459
       Adjustment for pooling of interests ................            339            534            636            834
                                                                   -------        -------        -------        -------
            Gross profit ..................................        $ 6,644        $ 8,930        $11,067        $13,293
                                                                   =======        =======        =======        =======

       Income from operations as previously reported ......        $ 2,113        $ 3,369        $ 4,480        $ 5,641
       Adjustment for pooling of interests ................            149            344            376            436
                                                                   -------        -------        -------        -------
            Income from operations ........................        $ 2,262        $ 3,713        $ 4,856        $ 6,077
                                                                   =======        =======        =======        =======
       Diluted earnings per share
          as previously reported ..........................        $  0.04        $  0.08        $  0.10        $  0.13

       Adjustment for restatement of
          treasury stock method (See Note 1) ..............           0.01           0.01           0.01           0.02
       Adjustment for pooling of interests ................           0.00           0.00           0.00           0.00
                                                                   -------        -------        -------        -------
               Pro forma diluted earnings per share .......        $  0.05        $  0.09        $  0.11        $  0.15
                                                                   =======        =======        =======        =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.  SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED) (CONTINUED):

                                                                                                   QUARTER ENDED
                                                                          ---------------------------------------------------------
                                                                          MARCH 31        JUNE 30       SEPTEMBER 30     DECEMBER 31
                                                                          --------        --------         --------        --------
   1998
   ----
       Revenue as previously reported ..................................  $ 32,327        $ 37,257         $ 42,013        $ 46,655
       Adjustment for pooling of interests .............................     2,289           2,650            3,296           3,831
                                                                          --------        --------         --------        --------
            Revenue ....................................................  $ 34,616        $ 39,907         $ 45,309        $ 50,486
                                                                          ========        ========         ========        ========

       Gross profit as previously reported .............................  $ 14,907        $ 17,269         $ 20,768        $ 22,970
       Adjustment for pooling of interests .............................       932             904            1,161           1,332
                                                                          --------        --------         --------        --------
            Gross profit ...............................................  $ 15,839        $ 18,173         $ 21,929        $ 24,302
                                                                          ========        ========         ========        ========
       Income (loss) from operations
         as previously reported ........................................  $  6,732        $    (65)        $  9,821        $ 10,470
       Adjustment for pooling of interests .............................       429             404              435             597
                                                                          --------        --------         --------        --------
            Income from operations .....................................  $  7,161        $    339         $ 10,256        $ 11,067
                                                                          ========        ========         ========        ========

       Diluted earnings (loss) per share as previously reported ........  $   0.15        $  (0.07)        $   0.19        $   0.21
       Adjustment for restatement of treasury stock method (See Note 1)       0.02            0.00             0.01            0.02
       Adjustment for pooling of interests .............................      0.00            0.01             0.01            0.01
                                                                          --------        --------         --------        --------
            Pro forma diluted earnings (loss) per share ................  $   0.17        ($  0.06)        $   0.21        $   0.24
                                                                          ========        ========         ========        ========

23.  SUBSEQUENT EVENTS:

         ECWERKS, INC. ("ECWERKS") -- On January 15, 1999, IMRglobal acquired 100% of the outstanding stock of ECWerks, Inc., a privately held electronic commerce business and technology consulting company based in Tampa, Florida. In exchange for ECWerks' common stock, ECWerks' shareholders received $520,000 in cash and 163,054 shares (valued at $3.6 million) of IMRglobal's unregistered common stock. In addition, a contingent payment of up to $28.0 million of common stock is payable if certain specified financial goals are achieved during 1999. Any contingent payment would result in an increase in the purchase price and the resulting goodwill. The ECWerks acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.  SUBSEQUENT EVENTS (CONTINUED):

         FUSION SYSTEM JAPAN CO., LTD. ("FUSION")--On March 26, 1999, IMRglobal acquired 100% of the outstanding stock of Fusion Systems Japan Co., Ltd., a privately held business and technology consulting company based in Tokyo, Japan. Fusion is comprised of three divisions, one focused on the capital markets businesses in Japan and Asia-Pacific, a Commercial Services division, which provides information technology ("IT") consulting services to large companies in Japan and a Client Service division which provides voice/data infrastructure solutions in Japan. Fusion also has a subsidiary in Boston that provides IT services to clients in the financial and commercial services industries. In exchange for Fusion's common stock, Fusion's shareholders received 3,735,536 shares of IMRglobal common stock. On October 25, 1999, IMRglobal reacquired approximately 1.5 million shares of common stock issued to the Fusion stockholders in exchange for $22.4 million. The Fusion acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No.16.

         PROFESSIONAL PARTNERS, INC. AND LAKEWOOD SOFTWARE TECHNOLOGY CENTER, INC. ("PLP")--On April 28, 1999, IMRglobal acquired 100% of the outstanding stock of PLP, a privately held provider of information technology services to the Property and Casualty insurance industry. In exchange for PLP's common stock, PLP's shareholders received $12.0 million in cash. The PLP acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16.

         ORION CONSULTING, INC. ("ORION")--On June 15, 1999, IMRglobal acquired 100% of the outstanding stock of Orion Consulting, Inc., headquartered in Cleveland, Ohio. Orion was a privately held management consulting firm primarily serving the Health Care industry. In exchange for Orion's common stock, Orion's shareholders received 3,028,414 shares of IMRglobal's common stock. The Orion acquisition has been accounted for as a purchase pursuant to the provisions of APB Opinion No. 16.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Our business has grown significantly during the past two years both through acquisitions and through internal growth. Before we discuss our results of operations in detail, we set forth relevant information about recent developments and the significant acquisitions we have made, clarify income tax matters and explain conventions we use throughout this section.

CURRENT DEVELOPMENTS

         We experienced sequential revenue and earnings per share growth for each of the 11 quarters following our initial public offering. This trend did not continue for the three months ended September 30, 1999. Both revenue and earnings per share decreased from the amounts reported for the three months ended June 30, 1999.

           The primary reasons for the decrease in revenue growth are as follows:

        o slower than anticipated conversion of proof of concept and advisory engagements to full back-end projects for our IT consulting and component-based development services and our component-based solutions;

        o a longer sales cycle, mostly driven by the current market conditions;

        o our attempt to aggressively grow our core business and, at the same time, position the company to sell and support vertical industry based solutions; and

        o       delays in the start up of several large engagements.

         On October 22, 1999, we announced that we will change our accounting treatment for our mergers with Fusion Systems of Japan Co., Ltd. ("Fusion") and Orion Consulting, Inc. ("Orion") from the pooling of interests method to the purchase method of accounting. The change in accounting will be retroactive to the merger dates of March 26, 1999 for Fusion and June 15, 1999 for Orion. The factors that led to the decision to change the accounting treatment included a determination that certain affiliate transactions may preclude the use of the pooling of interests accounting method and our Board of Director's authorization for a stock buy back. In addition, we agreed to restructure the Fusion merger from an all cash transaction to a combination of cash and stock.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

ACQUISITIONS

          LYON CONSULTANTS, S.A.--On May 15, 1998, we acquired 100% of the outstanding stock of Lyon, a privately held software engineering company headquartered in Paris, France. Lyon specializes in rapid software application development, utilizing reusable business and technical software components, and in information technology consulting. Lyon's shareholders received $16.7 million in cash and 531,353 shares of our common stock in exchange for their Lyon stock. In addition, we were obligated to make a contingent payment of approximately $4.2 million in May 1999 based on our stock price on May 15, 1999. We renegotiated this contingent payment with the former shareholders of Lyon and will make a payment in May 2000 if our stock price is less than $34.05 per share. We have accounted for the Lyon acquisition as a purchase, and as a result, the operating results of Lyon are reflected in the consolidated financial statements from the date of acquisition.

         RHO TRANSFORMATIONAL TECHNOLOGIES PTY. LIMITED --On June 30, 1998, we acquired 100% of the outstanding stock of RHO, a privately held software services and engineering company headquartered in Sydney, Australia. RHO specializes in software application conversion and maintenance services using proprietary tools. RHO's shareholders received 285,000 shares of our common stock in exchange for their RHO common stock. We have accounted for the RHO acquisition as a pooling of interests combination. We have restated our financial statements for the year ended December 31, 1998 to give effect to the business combination, but prior years have not been restated because the changes were immaterial. As a result of this acquisition, we have incurred costs of approximately $145,000 and have charged these costs to acquisition costs in our income statements.

         VISUAL SYSTEMS DEVELOPMENT CORPORATION --On October 2, 1998, we acquired 100% of the outstanding stock of Visual, an information technology company based in Toronto, Canada. Visual specializes in client/server and Internet application development. Visual's shareholders received $5.5 million in cash and 400,000 shares of our common stock in exchange for their Visual stock. Additional payments of up to $3.5 million in the form of our common stock are payable if Visual achieves certain financial and business objectives specified in the purchase agreement. We have accounted for the Visual acquisition as a purchase.

         ATECHSYS S.A.--On January 8, 1999, we acquired 100% of the outstanding stock of Atechsys, a privately held information technology company based in Paris, France. Atechsys specializes in business and technology consulting services to the capital markets industry. Atechsys' shareholders received 718,859 shares of our common stock in exchange for their Atechsys common stock. We have accounted for the Atechsys acquisition as a pooling of interests combination. We have restated prior year financial statements to give effect to the business combination. As a result of this acquisition, we have incurred costs of approximately $1.7 million and have charged these costs to acquisition costs in our 1999 income statement.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         ECWERKS, INC --On January 15, 1999, we acquired 100% of the outstanding stock of ECWerks, a privately held electronic commerce business and technology consulting company based in Tampa, Florida. ECWerks' shareholders received 163,054 shares of our common stock in exchange for their ECWerks common stock. In addition, we are required to make a contingent payment of up to $28.0 million in cash or shares of our common stock if certain financial goals specified in the purchase agreement are achieved during 1999. We have accounted for the ECWerks acquisition as a purchase.

         FUSION SYSTEMS JAPAN CO., LTD.--On March 26, 1999, we acquired 100% of the outstanding stock of Fusion, a privately held business and technology consulting company based in Tokyo, Japan. Fusion specializes in capital markets consulting and technology solutions and provides technology consulting services from its offices in Tokyo and Boston. Fusion's shareholders originally received 3,735,536 shares of our common stock in exchange for their Fusion common stock. On October 25, 1999, we amended this agreement to provide the former Fusion stockholders $22.4 million cash in exchange for 1,456,860 shares of our common stock. We have accounted for the Fusion acquisition as a purchase and as a result, the operating results of Fusion are to be reflected in the consolidated financial statements from the date of acquisition.

         PROFESSIONAL PARTNERS, INC. AND LAKEWOOD SOFTWARE TECHNOLOGY CENTER, INC.--On April 28, 1999, we purchased 100% of the outstanding stock of Professional Partners and Lakewood Software, which we refer to as PLP, a privately held provider of information technology services to the property and casualty insurance industry. PLP's shareholders received $12.0 million in cash in exchange for their PLP common stock. We have accounted for the PLP acquisition as a purchase, and as a result, the operating results of PLP are to be reflected in the consolidated financial statements from the date of acquisition.

         ORION CONSULTING, INC.--On June 15, 1999, we acquired 100% of the outstanding stock of Orion. Orion was a privately held management-consulting firm, headquartered in Cleveland, Ohio, that primarily served the healthcare industry. Orion's shareholders received 3,028,414 shares of our common stock in exchange for their Orion common stock. We have accounted for the Orion acquisition as a purchase , and as a result, the operating results of Orion are to be reflected in the consolidated financial statements from the date of acquisition.

INCOME TAX MATTERS

         SUBCHAPTER S ELECTIONS FOR CERTAIN UNITED STATES OPERATIONS--Prior to November 1996, our stockholders had elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. As a result, taxable income was generally reported by the shareholders on their individual income tax returns. In connection with our initial public offering, the S Corporation election was terminated in November, 1996. Subsequent to the termination of the S Corporation election, we became subject to United States federal and state income taxes.

         We have adjusted the provision for income taxes in our financial statements as if we had been a taxable entity subject to federal and state income taxes at the marginal rates applicable to such periods to accurately reflect our pro forma net income. However, the pro forma adjustment to income tax expense in our financial statements for the year ended December 31, 1996, excludes a one-time income tax expense resulting from the termination of our S Corporation status.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         INDIA OPERATIONS --Our subsidiary, IMRglobal-India, is eligible for certain favorable tax provisions provided under the Indian Income-Tax Act, including the following:

        o an exemption from corporate income taxes for a period of five consecutive years in the first eight years of operation;

        o an exemption from income taxes on the profits derived from exporting computer software or transmitting software from India. The export exemption remains available after expiration of the tax holiday described above.

         The effective tax rate for our India operations has been less than 5% for 1996, 1997 and 1998 as a result of these exemptions. Recent legislation in India indicates that these tax exemptions will continue in the near future. However, we cannot be certain that the Indian government will not significantly modify or eliminate these tax exemptions at some later date.

CONVENTIONS

         We use the following conventions throughout the discussion of our results of operations:

         REVENUE RECOGNITION. Revenue from services provided on a fixed-price basis is recognized using the percentage of completion method. We bear the risk of cost over-runs and inflation with respect to our fixed-price projects. In order to mitigate these risks, we subdivide projects into smaller phases, and we generally reserve the right to renegotiate fixed-price and fixed-time frame commitments in the event of any change in scope. Under the percentage of completion method, we must estimate the percentage of completion of each project at the end of each financial reporting period. Estimates are subject to adjustment as projects progress to reflect changes in projected completion costs or dates.

         Revenue from services provided on a time and materials basis is recognized in the period that the services are provided. Certain services in our healthcare practice are provided on a contingency basis based on the recovery of expenses for clients or based on providing litigation support to clients. Revenue for recovery projects and litigation work is recognized when the outcomes of the projects are known.

         COST OF REVENUE. Cost of revenue consists primarily of salaries and employee benefits for personnel dedicated to client projects, as well as facility costs at the India and Northern Ireland software development facilities.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Salaries and related taxes and benefits for employees not dedicated to specific client projects make up the majority of our selling, general and administrative expenses. Other significant selling, general and administrative expenses are as follows:

        o       occupancy costs;

        o       telecommunications;

        o       marketing and promotion; and

        o       travel expenses.


         RESULTS OF OPERATIONS

         The following table summarizes several items from our statements of income expressed as a percentage of revenue.

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1996           1997           1998
                                                           ------         ------         ------
       Revenue ....................................         100.0%         100.0%         100.0%
       Cost of revenue ............................          56.9           55.5           52.9
                                                           ------         ------         ------
       Gross profit ...............................          43.1           44.5           47.1

       Selling, general and administrative expenses          26.6           23.4           20.4
       Research and development ...................           0.0            1.0            3.7
       Goodwill and intangible amortization .......           0.3            1.3            1.2
       Costs related to acquisitions ..............           0.0            0.0            4.9
                                                           ------         ------         ------
       Income from operations .....................          16.2           18.8           16.9

       Other income, net ..........................           0.1            2.0            2.6
                                                           ------         ------         ------
       Income before provision for income taxes
          and minority interest ...................          16.3           20.8           19.5

       Provision for income taxes .................           4.6            6.9            7.8

       Minority interest ..........................           2.4            0.0            0.0
                                                           ------         ------         ------
       Net income .................................           9.3%          13.9%          11.7%
                                                           ======         ======         ======

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)
YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

              REVENUE. Revenue increased to $170.3 million in the year ended December 31, 1998, representing a 90.0% increase over revenue of $89.6 million in the year ended December 31, 1997. Of this increase, approximately $18.4 million was attributable to our acquisition of Lyon, RHO and Visual. Revenue for the year ended December 31, 1998 from services not related to our Year 2000 service offering, increased to $93.1 million (including purchase acquisitions), representing a 106.1% increase over revenue of $45.2 million for the year ended December 31, 1997. Year 2000 revenue increased to $77.2 million or 45.3% of total revenue for the year ended December 31, 1998 compared to $44.5 million or 49.6% of total revenue for the year ended December 31, 1997.

              COST OF REVENUE. Cost of revenue was $90.1 million, or 52.9% of revenue for the year ended December 31, 1998, compared to $49.7 million, or 55.5% of revenue, for the year ended December 31, 1997. The decrease in cost of revenue as a percentage of revenue reflects the following:

        o productivity gains from Year 2000 service offerings and other toolsets;

        o a 17.8% devaluation of the Indian Rupee since September 1997, which resulted in reduced costs at our Indian software development centers; and

        o improved utilization of software development personnel in India and Northern Ireland.

         Wage costs continue to increase at a greater rate than general inflation in each of the countries in which we have operations. Historically, we have been able to pass these wage increases on to our clients in the form of increased prices for our service offerings. However, we cannot assure you that we will be able to continue to increase prices to our clients to offset future wage increases.

         GROSS PROFIT. Gross profit increased to $80.2 million in the year ended December 31, 1998, compared to $39.9 million in the year ended December 31, 1997. Our gross profit margin, as a percentage of revenue, increased to 47.1% in the year ended December 31, 1998, compared to 44.5% in the year ended December 31, 1997.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased to $34.8 million in the year ended December 31, 1998, compared to $21.0 million in the year ended December 31, 1997. The increase in SG&A expenses is attributable to the following:

        o       the Lyon, RHO and Visual acquisitions;

        o       addition of sales offices;

        o       expansion of sales personnel;

        o       expansion of our delivery capacity; and

        o       regionalization of operations.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         As a percentage of revenue, SG&A expenses decreased to 20.4% in the year ended December 31, 1998, compared 1998,compared to 23.4% for the year ended December 31, 1997. We are aggressively expanding our sales force and marketing efforts, which will generate higher SG&A in the near term.

         RESEARCH AND DEVELOPMENT. R&D costs increased to $6.2 million in the year ended December 31, 1998, compared to $919,000 in the year ended December 31, 1997. The increase is attributable to the following:

        o the acquisition of Lyon and the continued development of Lyon's component technology;

        o modification of component technology for certain targeted industries; and

        o expansion of efforts to develop and enhance our transformation toolsets.

           GOODWILL AND INTANGIBLE AMORTIZATION. Goodwill and intangible amortization increased to approximately $2.1 million for the year ended December 31, 1998, from approximately $1.1 million for the year ended December 31, 1997. This increase primarily reflects goodwill attributed to our purchases of Lyon and Visual.

         IN-PROCESS RESEARCH AND DEVELOPMENT. The purchased assets and assumed liabilities in connection with the acquisition of Lyon were recorded at their estimated fair values at the acquisition date. We received an appraisal of the intangible assets which indicated that approximately $8.2 million of the acquired intangible assets were acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. To determine the value of the in-process research and development, our appraisal considered several factors including the following:

        o       state of development of each project;

        o       time and cost needed to complete each project;

        o       expected income for each project;

        o       expected discounted cash flow for each project;

        o associated risks which included the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility; and

        o risks related to the viability of and potential changes to future target markets.

         In-process research and development was charged to expense in the quarter ended June 30, 1998. In addition, we recorded a one-time charge of approximately $145,000 for costs related to the RHO acquisition. We did not incur in-process research and development or acquisition costs in 1997.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         INCOME FROM OPERATIONS. Income from operations for the year ended December 31, 1998 was $28.8 million compared to $16.9 million in the year ended December 31, 1997, representing a 70.5% increase. As a percentage of revenue, income from operations was 16.9% in the year ended December 31, 1998, compared to 18.8% in the year ended December 31, 1997. The decrease reflects one-time charges totaling approximately $8.3 million related to acquired in-process research and development and acquisition costs. Excluding one-time charges, income from operations was 21.8% as a percentage of revenue for the year ended December 31, 1998.

         OTHER INCOME. We realized net other income of approximately $4.4 million in the year ended December 31, 1998, compared to net other income of approximately $1.8 million in the year ended December 31, 1997. In 1998, we recognized approximately $4.6 million in investment income primarily from the investment of the remaining net proceeds from our public offering of common stock in August 1997, and we incurred approximately $234,000 of interest expense related to credit facilities in India and Australia. During 1997, we recognized approximately $2.0 million in investment income primarily from the investment of remaining net proceeds from our public offerings of common stock in November 1996 and August 1997, and we incurred approximately $175,000 of interest expense primarily for credit facilities in India and the U.K.

         PROVISION FOR INCOME TAXES. The provision for income taxes increased to $13.3 million in the year ended December 31, 1998, from $6.2 million in the year ended December 31, 1997. The effective tax rate based on the provision for income taxes and excluding one-time charges for in-process research and development and acquisition costs was 32.0% for 1998 and 33.0% for 1997. We calculate the effective tax rate by dividing the provision for income taxes by income before provision for income taxes and minority interest.

         We have not recorded deferred income taxes applicable to undistributed earnings of IMRglobal-India. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income tax has been provided thereon.

         NET INCOME. Net income increased 59.4% to $19.9 million in the year ended December 31, 1998, from $12.5 million in the year ended December 31, 1997. As a percentage of revenue, net income was 11.7% for 1998, compared to 13.9% for 1997. When we exclude one-time charges for in-process research and development and acquisition costs, 1998 net income as a percentage of revenue was 16.6%.

         DILUTED EARNINGS PER SHARE. Diluted earnings per share increased to $0.57 for the year ended December 31, 1998, from $0.40 for the year ended December 31, 1997. Excluding one-time charges for in-process research and development and acquisition costs, pro forma diluted earnings per share was $0.80 for the year ended December 31, 1998, compared to $0.40 for the year ended December 31, 1997.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         REVENUE. Revenue increased to $89.6 million in the year ended December 31, 1997, representing a 189.3% increase over revenue of $31.0 million in the year ended December 31, 1996. Of this increase, approximately $18.0 million was attributable to the acquisition of IMRglobal-U.K. Revenue for the year ended December 31, 1997 from our services offerings not related to our Year 2000 service offering, increased to $45.2 million (including purchase acquisitions), representing a 92.2% increase over revenue of $23.5 million for the year ended December 31, 1996. Year 2000 revenue increased 494.1% to $44.5 million for the year ended December 31, 1997, compared to $7.5 million for the year ended December 31, 1996.

         COST OF REVENUE. Cost of revenue was $49.7 million, or 55.5% of revenue for the year ended December 31, 1997, compared to $17.6 million, or 56.9% of revenue, for the year ended December 31, 1996.

         GROSS PROFIT. Gross profit increased to $39.9 million in the year ended December 31, 1997, compared to $13.3 million in the year ended December 31, 1996. As a percentage of revenue, gross profit increased to 44.5% in the year ended December 31, 1997, compared to 43.1% in the year ended December 31, 1996. Our gross profit margin increased for our United States, France and India operations. However, reduced gross profit margins for IMRglobal-U.K. and IMRglobal-Northern Ireland offset this increase. IMRglobal-U.K. derived a substantial portion of its revenue from professional services, which generally result in lower profit margins. IMRglobal-Northern Ireland experienced lower gross profit during the start-up phase of its operations (which began in July
1997) as it hired and trained its workforce.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased to $21.0 million in the year ended December 31, 1997, compared to $8.2 million in the year ended December 31, 1996. As a percentage of revenue, SG&A expenses decreased to 23.4% in the year ended December 31, 1997, compared to 26.6% for the year ended December 31, 1996. This decrease reflects the rapid increase in revenue in 1997 compared to a lesser rate of increase in SG&A expenses during the same period for our United States operations. The dollar increase in SG&A expenses is attributable to the following:

        o       acquisition of IMRglobal-U.K.;

        o       addition of United States sales offices;

        o       expansion of our delivery capacity;

        o expansion of our general support staff (primarily recruiting and human resources personnel); and

        o additional costs associated with reporting and accounting responsibilities as a public company.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         GOODWILL AND INTANGIBLE AMORTIZATION. Goodwill and intangible assets amortization increased to approximately $1.1 million for the year ended December 31, 1997, from approximately $100,000 for the year ended December 31, 1996. This increase reflects the goodwill resulting from our acquisition of 64.0% of IMR-India in the second half of 1996 and our 1997 acquisitions of IMR-U.K. and IMR-Northern Ireland.

         INCOME FROM OPERATIONS. Income from operations for the year ended December 31, 1997 was $16.9 million compared to $5.0 million in the year ended December 31, 1996. As a percentage of revenue, income from operations increased to 18.8% in the year ended December 31, 1997, compared to 16.2% in the year ended December 31, 1996.

         OTHER INCOME. We realized net other income of approximately $1.8 million in the year ended December 31, 1997, compared to net other income of approximately $40,000 in 1996. During 1997, we recognized approximately $2.0 million in investment income primarily from the investment of remaining net proceeds from our public offerings of common stock in November 1996 and August 1997. Investment income for 1996 was approximately $201,000.

         PROVISION FOR INCOME TAXES. The provision for income taxes increased to $6.2 million in 1997, from $1.4 million in 1996. The effective tax rate was 33.0% for 1997 and 28.4% for 1996. The increase in the effective tax rate was due to the expansion of our business in France, Australia and Canada, which diluted the tax savings we realize from our India operations. The effective tax rate is calculated by dividing the provision for income taxes by income before provision for income taxes and minority interest.

         MINORITY INTEREST IN NET INCOME. Minority interest in net income decreased to approximately $48,000 for the year ended December 31, 1997, from approximately $730,000 in the comparable period in the year ended December 31, 1996. This represents the portion of IMR-India's net income that is allocated to IMR-India's minority shareholders. This decrease was a result of our acquisition of 64.0% of IMR-India during late 1996, and our acquisition of an additional 1.7% of IMR-India in 1997. On December 31, 1997, we owned approximately 99.9% of IMR-India, with the remainder owned by the three other individual shareholders.

         NET INCOME. Net income increased 331.5% to $12.5 million in the year ended December 31, 1997, from $2.9 million in the year ended December 31, 1996. As a percentage of revenue, net income was 13.9% for 1997 and 9.3% for 1996.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         QUARTERLY RESULTS OF OPERATIONS

         The following table contains portions of our unaudited quarterly statements of operations data for each of the eight quarters beginning January 1, 1997 and ending December 31, 1998. The information relating to the quarters beginning January 1, 1997, and ending on December 31, 1998, is derived from, and should be read along with, our financial statements and the related notes appearing elsewhere in this document. We believe that this table is a fair presentation of that information but the results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                   QUARTERS ENDED
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
                         ------------------------------------------------------------------------------------------------------
                                                1997                                                  1998
                         -------------------------------------------------   --------------------------------------------------
                          MARCH 31      JUNE 30     SEPT. 30     DEC. 31      MARCH 31     JUNE 30       SEPT. 30     DEC. 31
                         ----------   ----------   ----------   ----------   ----------   ----------    ----------   ----------

Revenue ...............  $   15,432   $   20,092   $   24,683   $   29,438   $   34,616   $   39,907    $   45,309   $   50,486

Gross profit ..........       6,644        8,930       11,067       13,293       15,839       18,173        21,929       24,302

Income from operations        2,262        3,713        4,856        6,077        7,161          339        10,256       11,067

Diluted earnings (loss)
  per share ...........  $     0.05   $     0.09   $     0.11   $     0.15   $     0.17   ($    0.06)   $     0.21   $     0.24

                                                                   QUARTERS ENDED
                         ------------------------------------------------------------------------------------------------------
                                                1997                                                  1998
                         -------------------------------------------------   --------------------------------------------------
                          MARCH 31      JUNE 30     SEPT. 30     DEC. 31      MARCH 31     JUNE 30       SEPT. 30     DEC. 31
                         ----------   ----------   ----------   ----------   ----------   ----------    ----------   ----------
Revenue ...............       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%        100.0%       100.0%

Gross profit ..........        43.1         44.4         44.8         45.2         45.8         45.5          48.4         48.1

Income from operations         14.7         18.5         19.7         20.6         20.7          0.8          22.6         21.9


                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)



LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 1998, we had:

        o       working capital of $122.8 million;

        o liquid assets including cash, cash equivalents and marketable securities of approximately $110.4 million; and

        o       available bank lines of credit of approximately $13.9 million.

         Net cash provided by operating activities was $5.5 million for the year ended December 31, 1996, $18.7 million for the year ended December 31, 1997 and $39.5 million for the year ended December 31, 1998. The positive cash flow from operations primarily reflects our continuing profitability and the tax benefits generated through the exercise of employee stock options.

         Net cash used in investing activities was $19.1 million for the year ended December 1996, $8.8 million for the year ended December 1997 and $47.3 million for the year ended December 31, 1998. During 1996, we acquired a majority interest in IMR-India for $10.0 million, invested in marketable securities of $5.5 million and purchased property and equipment for $2.7 million. During 1997, we invested $3.3 million in the acquisition of two subsidiaries and purchased property and equipment for $7.0 million. During 1998, we invested $8.9 million in the acquisition of subsidiaries, invested $26.2 million in marketable securities and purchased property and equipment for $13.6 million.

         Net cash provided by or (used in) financing activities was $36.5 million for the year ended December 31, 1996, $52.8 million for the year ended December 31, 1997 and ($390,000) for the year ended December 31, 1998. During the years ended December 31, 1996 and 1997 we received net proceeds from public offerings of $40.7 million and $53.5 million.

         We maintain an uncollateralized $10.0 million revolving credit facility which allows us to borrow up to 80% of the book value of our United States accounts receivable. Our interest rate for this facility varies and is 1% above the LIBOR rate (6.3% at December 31, 1998). On December 31, 1998 we had not borrowed any funds under this facility and the $10.0 million was available to us. Provisions of this line of credit and certain notes payable contain financial covenants, including covenants that require us to maintain certain financial ratios. On December 31, 1998 we were in compliance with these covenants. This credit facility can be cancelled at any time by the bank or by us.

         Certain of our subsidiaries maintain additional revolving credit line arrangements. Interest rates are based on the lending institution's prime rate (ranging from 6.5% to 9.0% on December 31, 1998). On December 31, 1998 the amount outstanding under these facilities was $443,000, and the maximum amount available was approximately $3.5 million. The respective subsidiary's accounts receivable and certain property and equipment collateralize these facilities.

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

         During June 1998, we entered into contracts to purchase land and construct new facilities for our corporate headquarters. The total price of this project (including furniture, fixtures and equipment) is expected to be approximately $28.0 million, of which $4.2 million has been expended as of December 31, 1998. Completion of this project is scheduled for January 2000.

         We periodically review our future cash requirements, together with our available bank lines of credit and internally generated funds. We believe we have adequate capital resources to meet all working capital obligations and fund the development of our current business operations, including the following business objectives:

        o       Continued expansion of existing business;

        o       Continued funding of research and development initiatives;

        o Anticipated levels of capital expenditures including the construction of our corporate headquarters; and

        o Any debt repayment requirements, including those that may be required pursuant to the integration of our acquisitions.

ASSET MANAGEMENT

         Our accounts receivable balance was $13.0 million on December 31, 1997 and $28.5 million on December 31, 1998. The increase for these periods was primarily due to new acquisitions and revenue growth. A significant portion of our business is executed on a fixed-price, fixed-time frame basis. Revenue on fixed-price contracts does not necessarily correlate to actual billings. Accordingly, accounts receivable may increase significantly in periods where there are significant increases in deferred revenue (I.E., billings issued in advance of revenue recognition).

         A common financial measure is the calculation of days sales outstanding in accounts receivable. We refer to days sales outstanding as DSO. We believe that DSO should be calculated based on our quarterly results of operations to factor in our historic rapid revenue growth rate. Based on the above, DSO was 40 days on December 31, 1997 and 51 days on December 31, 1998. The Lyon and Atechsys acquisitions add approximately three days to our DSO as collection practices of accounts receivable in France have historically been slower than collections in other geographical areas. In addition, accounts receivable in Canada, France and U.K. include value added taxes that are not included in revenue. Without value added taxes, DSO would be approximately three days less than the above levels.
                                       52

                                 IMRGLOBAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

COSTS ASSOCIATED WITH THE ASSESSMENT AND RESOLUTION OF OUR YEAR 2000 CONVERSION PROJECTS

         INTRODUCTION. Many existing computer systems run software programs permitting only two-digit entries to reference the year in the date field. For example, 1999 is read as 99. Software programs that use the two-digit year date field to perform computations or decision-making functions may fail due to an inability to correctly interpret dates in the 21st century. For example, many software systems will misinterpret "00" to mean the year 1900 rather than 2000.

         OUR STATE OF READINESS. We are in the process of assessing the impact the Year 2000 will have on our systems, relationships with our third-party vendors and relationships with our clients.

         Although we continue to review all of our systems for Year 2000 compliance, we have discovered that only our internal accounting system is not Year 2000 compliant. A new accounting system has been selected and we expect to replace the non-compliant accounting system by the end of November 1999. The implementation of a new accounting system was made for reasons other than the fact that the system is not Year 2000 compliant. To date, we have incurred expenses approximating $30,000 related to Year 2000 compliance and we anticipate that the total cost should not exceed $100,000. These estimates primarily reflect the costs related to our personnel. We do not believe that the costs associated with the replacement of the accounting system will have a material impact on our results of operations and financial condition. We have not identified any other IT or non-IT system that is subject to a material risk of disruption due to the Year 2000. We do not believe a formal contingency plan is required for internal systems.

         We have assessed whether a system failure experienced by any of our third-party vendors would negatively impact our operations or financial condition. We have determined that a Year 2000 system failure experienced by our satellite and communication vendors could potentially interrupt communications between client sites and our software development centers. This interruption could result in loss of revenue, increased costs and project delays. We have contacted our satellite and communication vendors in order to assess whether they anticipate any communications failures or interruptions as a result of the Year 2000. We have been informed that no such failures or interruptions are presently anticipated. If, however, further analysis determines that one or more of our satellite or communication vendors may encounter Year 2000 related failures or interruptions, we will be required to develop a contingency plan. We anticipate that a contingency plan, if necessary, will be developed by the fourth quarter of 1999. We have determined that a system failure experienced by the satellite and communication vendors could have a material effect on our results of operations and financial condition. System failure by any other third party vendor would not have a material affect on our results of operations and financial condition.

         RISKS PRESENTED BY THE YEAR 2000. Many of our client engagements include Year 2000 conversion services that are critical to the operations of our clients' businesses. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We have described the risks associated with such claims from our clients under "Risk Factors - We may have liability to clients for damages to their computer systems because our contracts limiting the liability may not be enforceable or because we may not be covered by insurance."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data for the years 1994 through 1998 should be read along with the audited financial statements contained in this document. Such financial information other than for fiscal years 1994 and 1995 was taken from these financial statements. The financial statements for 1996 through 1998 were audited. The information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------------
                                                       1994           1995         1996          1997         1998
                                                      --------       -------      -------      --------      --------
                                                                    (In thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME DATA:

Revenue ........................................      $ 14,752       $24,115      $30,988      $ 89,645      $170,318

Gross profit ...................................         5,665         9,734       13,346        39,934        80,243

Income from operations .........................         1,014         3,696        5,016        16,908        28,823

Net income .....................................           999         2,702        2,890        12,469        19,880

Pro forma net income ...........................           682         1,797           --            --            --

Diluted earnings per share .....................          0.05          0.09         0.13          0.40          0.57

Pro forma diluted earnings per share ...........          0.03          0.06           --            --            --

Cash dividends .................................            --            --        1,623            --           163

Cash dividends per share .......................            --            --         0.07            --            --

Weighted average common stock and
   common stock equivalents outstanding ........        21,084        31,550       23,026        31,238        35,064

CONSOLIDATED BALANCE SHEET DATA
   (AT PERIOD END):

Cash, cash equivalents and marketable securities      $  1,167       $ 1,832      $30,307      $ 91,452      $110,416

Working capital ................................          (146)        2,729       31,371        96,977       122,783

Total assets ...................................         7,421         9,484       50,563       138,656       223,699

Long-term debt, net of current portion .........         2,153         1,184           39           918           671

Shareholders' equity ...........................           462         3,091       41,045       114,358       174,814

Shares outstanding at period end ...............        21,096        21,096       22,429        26,370        30,392

                                 IMRGLOBAL CORP.

                                  EXHIBIT INDEX
EXHIBIT
NUMBER                           DESCRIPTION                     PAGE
-------                          ------------                    ----

  23.1     Consent of Ernst & Young LLP                           56

  23.2     Consent of PriceWaterhouseCoopers LLP                  57

  27.1     Financial Data Schedule                                58